Exhibit 4.1
Description of the Registrant’s Securities Registered
Under Section 12 of the Securities Exchange Act of 1934

Description of SECURITIES

The following summary of the material terms of the capital stock of Belden Inc. (“Belden” or the “Company”) does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended (our “certificate of incorporation”), and bylaws, as amended (our “bylaws”), each of which is incorporated herein by reference and attached as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For a more complete understanding of our capital stock, we encourage you to read carefully our certificate of incorporation and bylaws, each as may be amended, and the applicable provisions of the Delaware General Corporation Law (“DGCL”) and other applicable provisions of the laws of the state of Delaware.

Description of Capital Stock

Common Stock

Under our certificate of incorporation, our authorized common stock consists of 200,000,000 shares of common stock, par value $0.01 per share. Our shares of common stock are traded on the New York Stock Exchange.
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten (10) nor more than sixty (60) days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors, the president, the holders of shares entitled to cast not less than fifty (50) percent of the votes at such meeting or by the holders of not less than fifty (50) percent of the outstanding shares of any class of our stock.
Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on each matter on which stockholders are entitled to vote and may vote by proxy. The holders of common stock do not have cumulative voting rights.

Dividend Rights. Our board of directors may cause dividends to be paid to holders of shares of common stock, subject to the prior rights, if any, of holders of shares of any series of preferred stock that the board of directors may establish, out of funds legally available for the payment of dividends. Any such dividend or distribution shall be payable on all outstanding shares of common stock on an equal basis.

Liquidation, Dissolution or Winding Up. In the event of our liquidation, dissolution or winding-up, the holders of our shares of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of our shares after discharge of outstanding liabilities and payment of such liquidation preference, if any, of any series of preferred stock that our board of directors may establish.

Certain Certificate of Incorporation and Bylaw Provisions. Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change of control in connection with certain extraordinary corporate transactions. The certificate of incorporation and the bylaws require advance notice of, and a specified procedure for, stockholder nominations for director, and allow the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of the certificate of incorporation and the bylaws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers.

Our bylaws provide that the number of directors will be fixed from time to time exclusively by the board of directors. The bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is executed by the holders of outstanding stock having not less than the minimum number of votes (generally a simple majority of the outstanding common stock) that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

We have elected not to be governed by Section 203 of the DGCL. Section 203 contains certain limitations on business combinations with interested stockholders, and an election not to be governed by Section 203 has the effect of eliminating these limitations.

Other Rights. Holders of our shares of common stock have no preemption, redemption, conversion or other subscription rights.

Transfer Agent and Registrar. The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

Preferred Stock

Under our certificate of incorporation, we are authorized to issue up to 2,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. However, the board’s ability to issue preferred stock may discourage third parties from attempting to acquire us. Any preferred stock issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. No shares of preferred stock are currently outstanding.